Exhibit 99.1

News Release	News Release

MAGNUM HUNTER RESOURCES PROVIDES UPDATE
ON PREVIOUSLY ANNOUNCED PROPOSED
ACQUISITION OF WILLISTON BASIN PROPERTIES

Company Sues Seller for Default under Acquisition Agreement

FOR IMMEDIATE RELEASE – Houston – (Market Wire) – August 19, 2011 – Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE Amex: MHR-PrC) (NYSE Amex: MHR-PrD) (the “Company” or “Magnum Hunter”) announced today that the previously announced proposed acquisition by its wholly owned subsidiary, Williston Hunter ND, LLC, of oil and gas properties in the Williston Basin in North Dakota from Eagle Operating, Inc. (“Eagle”) did not close yesterday due to unresolved issues between the parties resulting from what Magnum Hunter considers to be Eagle’s intentional and bad faith breach of its obligations under the Purchase and Sale Agreement (“PSA”). In the proposed acquisition, Magnum Hunter would have acquired from Eagle for total consideration of $57 million ($55 million in cash and $2 million in Magnum Hunter restricted common stock), the remaining approximate 48% working ownership interest in the Williston Basin properties owned by Eagle, subject to Eagle’s retention of a variable overriding royalty interest not exceeding 2% on certain properties.

The acquisition would also have resulted in the settlement of two pending lawsuits between the Company and Eagle currently filed in the United States District Court for the District of North Dakota (Northwestern Division), which litigation is now expected to continue. Management of Magnum Hunter does not consider this pending litigation to be of any material nature to the Company.

Magnum Hunter has today filed a new lawsuit against Eagle in the United States District Court for the District of North Dakota (Northwestern Division) asking the court to order Eagle to comply with its obligations under the PSA and complete the sale of the properties to the Company on the specific terms outlined  in the PSA. Magnum Hunter is also seeking monetary damages, including compensatory, consequential and general damages, for Eagle’s material default under the PSA. The Company intends to vigorously pursue all available remedies against Eagle.

As of August 18, 2011, Magnum Hunter had total liquidity including cash and availability under its various credit facilities of approximately $75 million, of which approximately $55 million is currently available to continue to fund its upstream capital program focused on the Company’s high growth unconventional resource plays. In addition, Magnum Hunter has a commitment from its bank group to provide an additional $42.5 million in borrowing capacity for the purchase of the Eagle properties referenced above.  Moreover, Magnum Hunter continues to pursue various non-dilutive alternatives to provide access to capital in order to fund capital budget needs later in fiscal year 2012.

Additional information regarding the Company’s lawsuit against Eagle, including a copy of the complaint filed by the Company today in the United States District Court for the District of North Dakota (Northwestern Division), is contained in a Report on Form 8-K also filed today by the Company with the Securities and Exchange Commission.

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition, development and production of oil and natural gas, primarily in the states of West Virginia, Kentucky, Ohio, Texas, and North Dakota and in Saskatchewan, Canada. The Company is presently active in three of the most prolific shale resource plays in North America, namely the Marcellus Shale, Eagle Ford Shale and Williston Basin/Bakken Shale.

For more information, please view our website at www.magnumhunterresources.com

Forward-Looking Statements

The statements and information contained in this press release that are not statements of historical fact, including all estimates and assumptions contained herein, are “forward looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, our oil and gas reserve estimates, our ability to successfully and economically explore for and develop oil and gas resources, our exploration and development prospects, future inventories, projects and programs, expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry and the impact of environmental and other governmental regulation. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “could”, “should”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “project”, “pursue”, “plan” or “continue” or the negative thereof or variations thereon or similar terminology. These forward-looking statements are subject to numerous assumptions, risks, and uncertainties. Factors that may cause our actual results, performance, or achievements to be materially different from those anticipated in forward-looking statements include, among other, the following: adverse economic conditions in the United States and globally; difficult and adverse conditions in the domestic and global capital and credit markets; changes in domestic and global demand for oil and natural gas; volatility in the prices we receive for our oil and natural gas; the effects of government regulation, permitting, and other legal requirements; future developments with respect to the quality of our properties, including, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of our oil and natural gas reserves; our ability to increase our production and oil and natural gas income through exploration and development; our ability to successfully apply horizontal drilling techniques and tertiary recovery methods; the number of well locations to be drilled, the cost to drill, and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in our drilling plans and related budgets; and the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Readers are cautioned not to place undue reliance on forward-looking statements, contained herein, which speak only as of the date of this document.  Other unknown or unpredictable factors may cause actual results to differ materially from those projected by the forward-looking statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, including estimates, whether as a result of new information, future events, or otherwise. We urge readers to review and consider disclosures we make in our public filings made from time to time with the Securities and Exchange Commission that discuss factors germane to our business, including our Annual Report on Form 10-K, as amended, for the year ended December 31, 2010 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

Magnum Hunter Contact:	M. Bradley Davis Senior Vice President of Capital Markets bdavis@magnumhunterresources.com (832) 203-4545